Exhibit 99.1

BMB Munai, Inc. Announces Receipt of Exploration Contract Extension

June 25, 2008 - Almaty, Kazakhstan - BMB Munai, Inc. (AMEX: KAZ) announced today that its operating subsidiary, Emir Oil, LLP, has been granted a term extension under an addendum to contract No. 482 with the Ministry of Energy and Mineral Resources, of the Republic of Kazakhstan (MEMR). The expert committee of the MEMR extended the term of the contract to January 9, 2013 in order to permit Emir Oil to conduct additional exploration drilling and testing activities within the Aksaz-Dolinnoe-Emir-Esen-Kariman-Borly block. The exploration contract was scheduled to expire on July 9, 2009.

Commenting on the contract extension, Gamal Kulumbetov, BMB Munai CEO stated, “The approval of a three and a half year extension to the exploration term is of vital importance. The additional time will allow the Company to gather additional geological and geophysical data regarding the block that will prove essential to understanding the economics of production stage development of the block. The extension also will allow the Company to postpone transitioning to a production stage contract during this critical period. If we had been required to prepare for a production contract by July 2009 then drilling new wells during the remainder of this year would have been concentrated on exploratory wells in un-drilled structures.”

Kulumbetov further noted, “Production stage field development will be required to follow a schedule and development plan establish by a design institute as approved by the State Reserves Committee. The opportunity to continue working under an exploration status will give the Company maximum latitude in selecting the location and timing of all drilling activities. We will now be able to continue drilling new wells in structures where our engineers have high confidence of success and proceed with drilling in unproved structures at a pace that is within expected growth capabilities of the Company.”

As part of the extension Emir Oil agreed to expend not less than $44 million dollars in additional work program activities, including the drilling of not less than seven new wells during the term of the extension. Emir Oil has exceeded the minimum work program requirements under all prior addenda to the contract and expects that its planned drilling operations in the block will continue to exceed the amount of the minimum work program under the contract addendum.

The contract amendment provides that upon the effective date of a new tax code within the Republic of Kazakhstan, Emir Oil will undertake negotiations to change the tax regime currently in effect under the exploration contract in order to comply with the new tax code. Currently, contract No. 482 provides for tax stability during the term of the contract and exempts Emir Oil from the obligation to pay rent export tax on crude oil sales made during exploration stage test production. However, the government’s recent imposition of an export duty on the Company and many other oil exporters in Kazakhstan has had the effect of abrogating many of the advantages of tax stability provisions in current exploration contracts.

Askar Tashtitov, BMB President, said, “It is possible that the Company may be giving up some months of tax stability by accepting the extension. However, in light of the recent imposition of the export duty, the effect on the Company is really minimized. With the extension of the exploration contract, we are in a much better position to achieve our mid-term objectives. We will continue to sell most of our test production in the international market and concentrate our drilling activities near our most successful wells, thereby increasing production and cash flows during this period of record high oil prices. By pursuing this course we hope to be able to complete most, if not all, exploration stage drilling activities from cash resources generated from Company operations provided the international oil price remains above $90 per barrel.”

BMB Munai is an independent oil and gas company engaged in the exploration and test production of crude oil and natural gas in Western Kazakhstan. The Company maintains administrative offices in Salt Lake City, Utah and Almaty, Kazakhstan.

Contacts:

In the US: Adam R. Cook, Corporate Secretary

(801) 355-2227, E-mail: USoffice@bmbmunai.com

In Kazakhstan: Daniyar Uteulin, Vice President for Investor Relations

+7 (3272) 375-125, E-mail: KZoffice@bmbmunai.com

The information contained in this release includes forward -looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. Certain statements contained herein constitute forward -looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward -looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied. Forward -looking statements involve risks and uncertainties, including but not limited to, risks described in the Company's periodic reports on file with the Securities and Exchange Commission.